UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 30, 2010 (July 26, 2010)

QUICK-MED TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-27545	65-0797243
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

902 NW 4th Street Gainesville, Florida	32601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (888) 835-2211

_____________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The following discussion provides only a brief description of the documents described below.  The discussion is qualified in its entirety by the full text of the agreements, which are attached to this Current Report on Form 8-K as exhibits.

Effective July 26, 2010, Quick-Med Technologies, Inc. (the “Company”) and Viridis BioPharma Pvt. Ltd., an India corporation, ("Viridis") entered into an exclusive Patent and Technology License Agreement (the “Agreement”) as stipulated in the binding term sheet ("Term Sheet") on March 16, 2010 as filed on Form 8-K dated March 22, 2010.  Under the Agreement, the Company grants rights under its proprietary NIMBUS® antimicrobial technology to Viridis to make, use, sell and offer for sale certain wound treatment products  to  the institutional market, pharmaceutical companies, distributors, hospitals, clinics, licensed chemists, pharmacists and medical wings of organizations in the Republic of India and its territories and possessions.  Viridis agreed it would only manufacture the products in India, unless otherwise agreed to by the Company.

 In consideration for the execution the Agreement and for the exclusivity, Viridis paid the Company a non-refundable payment at the signing of the Term Sheet. In addition, Viridis shall pay the Company the non-refundable payment upon the earlier of the first commercial sale or the six months from the effective date.   Further, the Company will receive royalty payments on the product sales at an agreed royalty rate.

Viridis shall furnish to the Company, within thirty (30) days from the last business day of each fiscal quarter, a written report regarding its net sales.  Viridis shall pay the Company royalty payments shall be due and payable on the date such report is due.

All suppliers of any materials need to produce products under this license must be approved by the Company.

Viridis will be responsible for obtaining all regulatory approvals and commercialization of all products under the license.

Viridis will indemnify and hold harmless the Company from liabilities from any product covered by the license unless such liability were directly attributable to the negligence or misconduct of the Company.  Viridis agrees to carry product liability insurance reasonable and customary for such products.

The Company also granted Viridis a right of first offer if the Company intends to license its technology involving additional wound care products in the Territory.  The Company also agreed to disclose the know-how regarding its technology to Viridis provided that Viridis agreed to keep such information confidential.  Viridis acknowledged that such know-how is owned exclusively by the Company.

The term of the Agreement is for a four year period with one year automatic extension with a good faith negotiation for an extension or follow-on agreement before the expiration date.  Viridis may sublicense the license only to its affiliates.

There are no material relationships between the Company or its affiliates and any of the parties to the Agreement, other than with respect to the Agreement.

Item 9.01                                Financial Statements and Exhibits

(c)           Exhibits.

Exh. No.                                Description

10.1.
Patent and Technology License Agreement by and between Quick Med Technologies, Inc. and Viridis BioPharma Pvt. Ltd., an India corporation, effective as of  July 26, 2010.  (Portions of this exhibit have been omitted pursuant to a request for confidential treatment.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUICK-MED TECHNOLOGIES, INC.
(Registrant)

Date: July 30, 2010
/s/ Nam H. Nguyen
Nam H. Nguyen, Chief Financial Officer